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                                                                   EXHIBIT 10.01


     [INTUIT LOGO]
     PO Box 7850, MS 2550
     Mountain View, CA 94039-7850


                                            March 9, 2000


        Mark R. Goines
        [ADDRESS]
        [ADDRESS]

               Re:  Separation Terms

        Dear Mark:

        This letter confirms the terms of your separation from the employment of Intuit Inc., a Delaware corporation, with offices at 2535 Garcia Avenue, Mountain View, CA 94043 (the "Company").

        1. Termination Date. Your employment with the Company is terminated effective May 15, 2000 (the "Termination Date"). Your current employment status, salary and benefits will remain unchanged between the date you sign this Agreement and May 15, 2000.

        2. Shares. Assuming you do not exercise any stock options between today's date and the Termination Date, on the Termination Date, you will hold vested options to purchase 2,812 shares of Intuit's Common Stock at a purchase price of $7.91 per share. You have until August 13, 2000 in which to exercise these vested options.

        In addition, assuming you do not exercise any stock options between today's date and the Termination Date, on the Termination Date, you will hold vested options to purchase 74,189 shares of Intuit's Common Stock at a purchase price of $7.64 per share. You have until August 13, 2000 in which to exercise these vested options.

        Furthermore, assuming you do not exercise any stock options between today's date and the Termination Date, on the Termination Date, you will hold vested options to purchase 56,250 shares of Intuit's Common Stock at a purchase price of $16.37 per share. You have until August 13, 2000 in which to exercise these vested options.

        Finally, assuming you do not exercise any stock options between today's date and the Termination Date, on the Termination Date, you will hold vested options to purchase 75,000 shares of Intuit's Common Stock at a purchase price of $26.20 per share. You have until August 13, 2000 in which to exercise these vested options.

        You acknowledge that you have no additional vested options.

        3. Payment of Wages. On the Termination Date, the Company will deliver to you a final paycheck for all accrued wages, salary, bonuses, reimbursable expenses, accrued but unused vacation pay and any similar payments due and owing to you from the Company as of the Termination Date. By acceptance of this final paycheck you are acknowledging that the Company does not owe you any other amounts.



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        4. COBRA Coverage. You have the option, at your own expense, to extend the health insurance coverage currently provided by the Company for a period of 18 months from May 31, 2000 pursuant to the terms and conditions of COBRA. You have 60 days from the Termination Date to notify the Company in writing of your election to so continue your continuation coverage.

        5. Payment. In addition, you and Intuit have agreed that you will receive, as severance pay, a payment in an amount equivalent to your regular salary for the period May 15, 2000 through February 28, 2001. This severance pay is in addition to any amounts due you from the Company and is given as consideration for the release set forth below. This severance will be paid to you in one lump sum on the Termination Date. All normal withholding and deductions will be applied.

        If you choose to sign this Agreement which includes the release, you will then be given seven (7) days after you sign the Agreement to revoke it and the Agreement will not be effective until after this seven-day period has lapsed. You understand that the Company will not pay you any severance payment until this revocation period has lapsed.

        6. Annual Variable Plan. On the earlier of: (I) March 15, 2000, or (ii) such date as any employee of the Company first receives payment under the Fiscal Year 2000 Annual Variable Plan, the Company will pay to you the amount of $72,333 representing payment in full of the 80% of target (prorated for seven months) pursuant to the Fiscal Year 2000 Annual Variable Plan.

        7. Home Loan. Notwithstanding paragraph 7 of the attached Secured Balloon Payment Promissory Note dated March 17, 1998 between you and Intuit Inc. (the "Note"), you and the Company agree that the entire remaining principal balance as of May 15, 2000 of $160,000 of said Note and all accrued interest shall become due and payable on August 1, 2000. Upon the repayment of the Note, the Company agrees that it will execute and record or cause to be executed and recorded such documents as are necessary to release from the record the deed of trust securing the Note. No other terms of the Note are modified by this Agreement.

        8. Return of Company Property. You hereby represent and warrant to the Company that you have returned to the Company any and all property or data of the Company of any type whatsoever that may have been in your possession or control. You may keep your laptop, however you must first allow the Company's technicians to scrub and re-image it for confidentiality and security reasons.

        9. Confidential Information. You hereby acknowledge that you are bound by a nondisclosure agreement with the Company, that as a result of your employment with the Company you have had access to the Confidential Information (as defined in such agreement) of the Company, that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. Nothing in the nondisclosure agreement or this Agreement shall restrict your ability, after May 15, 2000, to seek or obtain a position with any other company or entity, whether such services are provided as an employee, consultant, officer, or director. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.

        10. Waiver of Claims. The payments and agreements set forth in this Agreement are in full satisfaction of any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of this employment with the Company or your separation of employment. You hereby release and waive any and all claims you may have against

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the Company or any of its officers, directors, employees, managers, shareholders, partners, agents, attorneys, parent corporations, subsidiaries, successors, and assigns, including without limitation claims for any additional compensation or benefits arising out of the separation of your employment, any claims for any additional stock or stock options and any claims of wrongful termination, breach of contract, defamation, or discrimination under state or federal law, including but not limited to any claims you may have based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. Company hereby releases and waives any and all claims it may have against you, your heirs, successors or assigns, based on any acts, failures to act, or statements by you during your employment with Company or its predecessor companies.

        You and Company hereby expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        11. Indemnity. Nothing in this Agreement or the termination of your employment shall affect in any way any right of indemnity, defense or reimbursement which is otherwise provided to you by the Company under operation of law, the by laws of the Company, action of the Board of Directors, or policy of insurance issued to the Company or its officers or directors.

        12. Filings: This confirms that, as of March 1, 2000, you ceased to serve as an officer of Intuit Inc. Accordingly, you are no longer subject to
Section 16 or Rule 144 requirements, including any future filings with the SEC, except any post-termination filing requirements or potential liabilities under
Section 16. Finally, although you are no longer an "access person" you remain subject to Intuit's Insider Trading Policy.

        13. Review of Severance Agreement. You acknowledge your understanding that you may take up to twenty-one (21) days to consider this Agreement and that you have been advised to consult with an attorney prior to executing this Agreement. You further acknowledge that you understand that you may revoke your agreement within seven (7) days of your execution of this document and that the consideration to be paid to you pursuant to paragraph 5 above for your agreement will be paid only after the expiration of the seven (7) day revocation period.

        14. Nondisparagement. You agree that you will not disparage the Company or its products, services, directors, officers, affiliates, successors or assigns, with any written or oral statement. Likewise, Company agrees to advise the specific employees identified by you in writing to make no disparaging statements, whether written or oral, about you or the services you provided on Company's behalf.

        15. Legal and Equitable Remedies; Arbitration. You agree that you and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies you or the Company may have at law or in equity for breach of this Agreement.

        You and the Company agree that any dispute or claim of any nature arising between you and the Company, other than claims for workers' compensation, unemployment benefits or trade secret misappropriation, shall be submitted to final and binding arbitration before a neutral arbitrator. The

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arbitrator shall be selected according to the employment arbitrator selection procedures of the American Arbitration Association, and his or her fees shall be shared equally by the parties, subject to reapportionment by the arbitrator. The arbitrator shall decide any such claim and may grant any relief authorized by law. The arbitrator shall issue a written award and opinion. Nothing contained herein shall preclude you or the Company from seeking a temporary injunction or other provisional relief where appropriate. This provision is governed by the California arbitration statute, Code of Civil Procedure Section 1280 et seq.

        16. Attorneys' Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

        17. Confidentiality. You and the Company agree to keep confidential the contents, terms and conditions of this Agreement, and shall not disclose the contents, terms and conditions of this Agreement except to their respective tax advisors, attorneys, your spouse, governmental taxing, regulatory authorities, auditors and employees of the Company who, in Company's sole discretion, need to know the terms in order to perform the Agreement or as may be required pursuant to a subpoena or court order. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

        18. No Admission of Liability. This Agreement is not and shall not be construed or contended by you or Company to be an admission or evidence of any wrongdoing or liability on your part or the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

        19. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys, have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

        20. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the Parties hereto.

        21. Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement or application thereof is deemed invalid or unenforceable, the remainder of the Agreement shall remain in full force and effect.

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        If this letter accurately sets forth the terms of your separation from the Company, please sign the attached copy and return it to the undersigned.


                                Very truly yours,

                                Intuit Inc.



               By:        /s/ STEPHEN M. BENNETT
                  -----------------------------------------
                      Stephen M. Bennett
                      President and Chief Executive Officer



        READ, UNDERSTOOD AND AGREED

           /s/ MARK R. GOINES                      Date:
        ---------------------------                     ---------------------
        Mark R. Goines


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